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                                                                     EXHIBIT 3.2

                         CERTIFICATE OF AMENDMENT TO THE
             SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            PLANETOUT PARTNERS, INC.

      PLANETOUT PARTNERS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify:

      FIRST: The current name of the corporation is "PlanetOut Partners, Inc." and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was December 7, 2000.

      SECOND: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law, adopted resolutions to amend and restate Article I of the Sixth Amended and Restated Certificate of Incorporation to read as follows:

                                   "ARTICLE I

       The name of this corporation is PlanetOut Inc. (the "Corporation")"

      THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law, adopted resolutions to amend and restate Article IV, Section (B)(4)(d)(ii) of the Sixth Amended and Restated Certificate of Incorporation to read as follows:

            "(ii) "Additional Stock" shall mean any shares of Common Stock or Common Stock Equivalents issued (or deemed to have been issued pursuant to Section IV(B)(4)(d)(i)(F)) by the Corporation after the applicable Purchase Date other than:

                  (A) shares of Common Stock issued pursuant to a transaction described in Section IV(B)(4)(d)(iii) hereof;

                  (B) shares of Common Stock issued or deemed issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or restricted stock purchase plan approved by the Board;

                  (C) shares of Common Stock issued or issuable in a Qualifying Public Offering;

                  (D) shares of Common Stock issued or issuable in connection with a bona fide business acquisition of or by the Corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, each as approved by the Requisite Preferred Holders;

                  (E) shares of Common Stock issued or issuable to persons or entities with which the Corporation has business relationships provided such issuances are for other than primarily equity financing purposes and have been approved by the Requisite Preferred Holders;


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                  (F) shares of Common Stock issued or issuable (or deemed
issued) upon conversion of Series B Preferred Stock;

                  (G) warrants exercisable for shares of Common Stock (plus any additional shares as a result of the anti-dilution adjustments of such warrants) issued or issuable to purchasers of the Corporation's 11% Senior Subordinated Notes, and any shares of Common Stock issued or issuable upon the exercise of such warrants; or

                  (H) warrants exercisable for shares of Series E Preferred Stock (plus any additional shares as a result of the anti-dilution adjustments of such warrants) issued or issuable in connection with a bank loan facility, and any shares of Series E Preferred Stock, or Common Stock upon conversion thereof, issued or issuable upon the exercise of such warrants."

      FOURTH: That pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was approved by them in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

      IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by its Chief Executive Officer this 26th day of April, 2004.


                                     PLANETOUT PARTNERS, INC.

                                     /s/Lowell R. Selvin
                                     -------------------------------------------
                                     Lowell R. Selvin
                                     Chief Executive Officer


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